Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use of our report dated November 15, 2023, with respect to the consolidated financial statements of Visa Inc. and subsidiaries, and the effectiveness of internal control over financial reporting incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Santa Clara, California
July 23, 2024